SCHEDULE A

(as of April 30, 2021)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund an Advisory Fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Defensive Equity ETF	0.50	12/19/17	04/06/18	04/06/18	04/30/22

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

INVESCO EXCHANGE-TRADED SELF-INDEXED FUND TRUST

By:	/s/ Anna Paglia
Name:	Anna Paglia
Title:	President and Principal Executive Officer

INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Anna Paglia
Name:	Anna Paglia
Title:	Managing Director and Chief Executive Officer